APA OPTICS, INC. ANNOUNCES STOCK REPURCHASE PLAN

           Company to repurchase up to 500,000 shares of common stock


     MINNEAPOLIS, MN, September, 19, 2001 -- APA Optics, Inc. (Nasdaq: APAT) announced today its board of directors has authorized the repurchase of up to 500,000 shares or $2,000,000, whichever is greater, of the Company's common stock. The Company has a total of 11,919,081 shares outstanding. The repurchase plan allows the Company to purchase shares of its common stock in the open market or in negotiated transactions until September 30, 2002. The timing and exact amount of purchases will depend on market conditions and purchases will be made with consideration given to covenants related to the Company's debt. The repurchased shares may be used for issuance upon exercise of stock options and warrants.

     "We believe that our common stock is an excellent value and view a stock repurchase program as a good way to enhance shareholder value," said Anil K.
Jain,  APA  Optics'  president  and  chief  executive  officer.

     APA Optics, Inc. designs, develops, manufactures and markets advanced products for fiber optic communications, including dense wavelength division multiplexing (DWDM) components, and gallium nitride compound semiconductor-based ultraviolet detectors, instruments and consumer products. Additional information about APA is available at www.apaoptics.com.

     Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.


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